UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (415) 382-8111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 8, 2011, Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with JMP Securities LLC (“JMP”), as the sole book-running manager for the offering and the representative of Canaccord Genuity Inc. and Cowen and Company, LLC, the co-lead managers for the offering (collectively with JMP, the “Underwriters”), relating to the public offering, issuance and sale to the Underwriters of 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  Under the terms of the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Common Stock to cover over-allotments, if any.  The price to the public in this offering is $4.00 per share and the Underwriters have agreed to purchase the shares from the Company at a price of $3.76 per share, representing a 6% discount to the public offering price. The net proceeds to the Company from this offering are expected to be approximately $37,250,000 million, after deducting underwriting discounts and other estimated offering expenses payable by the Company, and assuming no exercise of the over-allotment option. The offering is expected to close on or about September 13, 2011, subject to customary closing conditions.

    The shares of Common Stock will be issued pursuant to a prospectus supplement to be dated as of September 8, 2011, which is being filed with the Securities and Exchange Commission (“SEC”) in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-173720), which became effective on May 11, 2011, and the accompanying base prospectus, as amended and supplemented by a prospectus supplement dated September 7, 2011, as amended and supplemented (the “Registration Statement”).

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company has agreed not to sell any of its common stock for a period ending 90 days after the date of the Underwriting Agreement without first obtaining the written consent of JMP, subject to extension in certain circumstances provided in the Underwriting Agreement.

 The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

A copy of the opinion of Paul Hastings LLP relating to the legality of the issuance and sale of the common stock in the offering is attached as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On September 7, 2011, the Company issued a news release announcing the commencement of the offering.  On September 8, 2011, the Company issued a news release announcing the pricing of the offering.  Copies of the news releases are attached hereto as Exhibit 99.1 and Exhibit 99.2 and are each incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated September 8, 2011, by and between Raptor Pharmaceutical Corp. and JMP Securities LLC, as representative of the underwriters named therein.

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1).

99.1	Press release dated September 7, 2011.

99.2	Press release dated September 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICAL CORP.
Date: September 8, 2011	By:	/s/ Kim R. Tsuchimoto
	Name: Title:	Kim R. Tsuchimoto Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated September 8, 2011, by and between Raptor Pharmaceutical Corp. and JMP Securities LLC, as representative of the underwriters named therein.

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1).

99.1	Press release dated September 7, 2011.

99.2	Press release dated September 8, 2011.